Free Writing Prospectus (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Product Supplement EQUITY INDICES LIRN-1 dated August 1, 2016)	Subject to Completion Preliminary Term Sheet dated April 5, 2017	Filed Pursuant to Rule 433 Registration Statement No. 333-212571

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” beginning on page TS-7 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES LIRN-1.

Our initial estimated value of the notes, based on our internal pricing models, is expected to be between $9.60 and $9.73 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet.

Notwithstanding any other agreements, arrangements or understandings between Barclays and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. All payments are subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page TS-3 and “Risk Factors” beginning on page TS-7 of this term sheet.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$
Underwriting discount	$0.06	$
Proceeds, before expenses, to Barclays	$9.94	$

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

April     , 2017

Leveraged Index Return Notes® Linked to the Worst Performing of the JPX-Nikkei Index 400 and the EURO STOXX 50® Index, due April , 2021

Summary

The Leveraged Index Return Notes® Linked to the Worst Performing of the JPX-Nikkei Index 400 and the EURO STOXX 50® Index, due April  , 2021 (the “notes”) are our direct, unconditional, unsecured and unsubordinated debt securities and are not deposit liabilities of either Barclays PLC or Barclays. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays and to the exercise of any U.K. Bail-in Power (as described herein) or any other resolution measure by any relevant U.K. resolution authority. The notes provide you a leveraged return if the Ending Value of the Worst Performing Index (as defined below), which will be either the JPX-Nikkei Index 400 or the EURO STOXX 50® Index (each, an “Index” and together, the “Indices”), is greater than its Starting Value. If the Ending Value of the Worst Performing Index is equal to or less than its Starting Value but greater than or equal to its Threshold Value, you will receive the principal amount of your notes. If the Ending Value of the Worst Performing Index is less than its Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Worst Performing Index, subject to our credit risk. See “Terms of the Notes” below.

On the cover page of this term sheet, we have provided the estimated value range for the notes. This range of estimated values was determined based on our internal pricing models, which take into account a number of variables, including our internal funding rates, which are our internally published borrowing rates we use to issue market-linked investments, and the economic terms of certain related hedging arrangements. This range of estimated values may not correlate on a linear basis with the range of the Participation Rate for the notes.  The estimated value of the notes calculated on the pricing date is expected to be less than the public offering price and will be set forth in the final term sheet made available to investors in the notes.

The economic terms of the notes (including the Participation Rate) are based on our internal funding rates, which may vary from the rates at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements.  The difference between these rates, as well as the underwriting discount, the hedging-related charge and other amounts described below, will reduce the economic terms of the notes. For more information about the estimated value and structuring the notes, see “Structuring the Notes” on page TS-16.

Terms of the Notes		Redemption Amount Determination
Issuer:	Barclays Bank PLC (“Barclays”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately four years
Market Measure:	The JPX-Nikkei Index 400 (Bloomberg symbol: “JPNK400”) (the “JPNK400”) and the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”) (the “SX5E”), each a price return index.
Worst Performing Index:

The Index with the lowest percentage change from its Starting Value to its Ending Value.

The “percentage change” of an Index means an amount (expressed as a percentage) equal to its:

Ending Value – Starting Value

Starting Value

Starting Values:	With respect to each Index, its closing level on the pricing date.
Ending Values:

With respect to each Index, the average of its closing levels on each scheduled calculation day occurring during the Maturity Valuation Period. The calculation days are subject to postponement if a Market Disruption Event occurs, as described beginning on page PS-18 of product supplement EQUITY INDICES LIRN-1 and “Other Terms of the Notes” on page TS-9.

Threshold Values:	With respect to each Index, 85% of its Starting Value (rounded to two decimal places)
Participation Rate:	[315% to 335%]. The actual Participation Rate will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.06 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-16.
Calculation Agents:	Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).

Leveraged Index Return Notes®	TS-2

Leveraged Index Return Notes® Linked to the Worst Performing of the JPX-Nikkei Index 400 and the EURO STOXX 50® Index, due April , 2021

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”).  The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-800-294-1322:

▪                  Product supplement EQUITY INDICES LIRN-1 dated August 1, 2016:
https://www.sec.gov/Archives/edgar/data/312070/000110465916135771/a16-14463_44424b3.htm

▪                  Series A MTN prospectus supplement dated July 18, 2016:
https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

▪                  Prospectus dated July 18, 2016:
https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, any interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, any interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays or another person (and the issue to, or conferral on, the holder of the notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the notes, or amendment of the amount of any interest or any other amounts due on the notes, or the dates on which any interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the notes further acknowledges and agrees that the rights of the holders of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors” below as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Leveraged Index Return Notes®	TS-3

Leveraged Index Return Notes® Linked to the Worst Performing of the JPX-Nikkei Index 400 and the EURO STOXX 50® Index, due April , 2021

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪                  You anticipate that the Worst Performing Index will increase from its Starting Value to its Ending Value.

▪                  You understand that any payment at maturity will be based solely on the performance of the Worst Performing Index, and you are willing to risk a loss of principal and return if the Worst Performing Index decreases from its Starting Value to an Ending Value that is below its Threshold Value.

▪                  You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪                  You are willing to forgo dividends or other benefits of owning the stocks included in either Index.

▪                  You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount, the hedging-related charge and other amounts, as described on page TS-2.

▪                  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪                  You are willing to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

▪                  You believe that the Worst Performing Index will decrease from its Starting Value to its Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪                  You are unwilling to accept that any payment at maturity will be based solely on the performance of the Worst Performing Index, and you are unable to risk a loss of principal and return if the Worst Performing Index has an Ending Value that is below its Threshold Value, regardless of the performance of the other Index.

▪                  You seek 100% principal repayment or preservation of capital.

▪                  You seek interest payments or other current income on your investment.

▪                  You want to receive dividends or other distributions paid on the stocks included in either Index.

▪                  You seek an investment for which there will be a liquid secondary market.

▪                  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪                  You are unwilling to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Leveraged Index Return Notes®	TS-4

Leveraged Index Return Notes® Linked to the Worst Performing of the JPX-Nikkei Index 400 and the EURO STOXX 50® Index, due April , 2021

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Threshold Value of 85% of the Starting Value for the Worst Performing Index, and a Participation Rate of 325% (the midpoint of the Participation Rate range of [315% to 335%]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Worst Performing Index, excluding dividends.

This graph has been prepared for purposes of illustration only. We cannot predict which Index will be the Worst Performing Index.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Values, Threshold Values and Ending Values (in particular, of the Worst Performing Index), the actual Participation Rate, and term of your investment.

The following table is based on a Starting Value of 100 and a Threshold Value of 85 for the Worst Performing Index, and a Participation Rate of 325%.  It illustrates the effect of a range of Ending Values of the Worst Performing Index on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes.  The following examples do not take into account any tax consequences from investing in the notes.

Ending Value of the Worst Performing Index	Percentage Change of the Worst Performing Index from its Starting Value to its Ending Value	Redemption Amount per Unit(1)	Total Rate of Return on the Notes
0.00	-100.00%	$1.500	-85.00%
50.00	-50.00%	$6.500	-35.00%
75.00	-25.00%	$9.000	-10.00%
80.00	-20.00%	$9.500	-5.00%
85.00(2)	-15.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
94.00	-6.00%	$10.000	0.00%
95.00	-5.00%	$10.000	0.00%
97.00	-3.00%	$10.000	0.00%
100.00(3)	0.00%	$10.000	0.00%
102.00	2.00%	$10.650	6.50%
105.00	5.00%	$11.625	16.25%
110.00	10.00%	$13.250	32.50%
120.00	20.00%	$16.500	65.00%
130.00	30.00%	$19.750	97.50%
140.00	40.00%	$23.000	130.00%
150.00	50.00%	$26.250	162.50%
160.00	60.00%	$29.500	195.00%

(1)                     The Redemption Amount per unit is based on the hypothetical Participation Rate.

(2)                     This is the hypothetical Threshold Value.

(3)                     The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of either Index.

For recent actual levels of each Index, see “The Indices” section below. Each Index is a price return index and as such its Ending Value will not include any income generated by dividends paid on the stocks included in that Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Leveraged Index Return Notes®	TS-5

Leveraged Index Return Notes® Linked to the Worst Performing of the JPX-Nikkei Index 400 and the EURO STOXX 50® Index, due April , 2021

Redemption Amount Calculation Examples

Example 1
The Ending Value of each Index is less than its Threshold Value:
Starting Value of each Index: 100.00
Threshold Value of each Index: 85.00
Ending Value of the JPNK400: 70.00
Ending Value of the SX5E: 50.00
Ending Value of the Worst Performing Index:	50.00
Redemption Amount per unit

Example 2
One Index has increased in value, but the Ending Value of the Worst Performing Index is less than its Threshold Value:
Starting Value of each Index: 100.00
Threshold Value of each Index: 85.00
Ending Value of the JPNK400: 120.00
Ending Value of the SX5E: 75.00
Ending Value of the Worst Performing Index:	75.00
Redemption Amount per unit

Example 3
One Index has increased in value, while the Ending Value of the Worst Performing Index is less than its Starting Value but not less than its Threshold Value:
Starting Value of each Index: 100.00
Threshold Value of each Index: 85.00
Ending Value of the JPNK400: 95.00
Ending Value of the SX5E: 130.00
Ending Value of the Worst Performing Index:	95.00
Redemption Amount (per unit) = $10.00, the principal amount, since the Ending Value of the Worst Performing Index is less than its Starting Value but equal to or greater than its Threshold Value.

Example 4
Each Index has increased in value from its Starting Value to its Ending Value:
Starting Value of each Index: 100.00
Ending Value of the JPNK400: 110.00
Ending Value of the SX5E: 140.00
Redemption Amount per unit

Leveraged Index Return Notes®	TS-6

Leveraged Index Return Notes® Linked to the Worst Performing of the JPX-Nikkei Index 400 and the EURO STOXX 50® Index, due April , 2021

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES LIRN-1 and page S-7 of the Series A MTN prospectus supplement identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪                  Depending on the performance of the Worst Performing Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪                  Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪                  Your investment return may be less than a comparable investment directly in the stocks included in one or both of the Indices.

▪                  Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪                  Payments on the notes are subject to the exercise of U.K. Bail-in Power by the relevant U.K. resolution authority. As described above under “Consent to U.K. Bail-in Power,” the relevant U.K. resolution authority may exercise any U.K. Bail-in Power under the conditions described in such section of this term sheet. If any U.K. Bail-in Power is exercised, you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the notes. By your acquisition of the notes, you acknowledge, accept, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power with respect to the notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the notes). The trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of, the U.K. Bail-in Power with respect to the notes. Your rights as a holder of the notes are subject to, and will be varied, if necessary, so as to give effect to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” above as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement for more information.

▪                  The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

▪                  The estimated value is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

▪                  The estimated value of your notes is expected to be lower than the public offering price of your notes. This difference is expected as a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in “Structuring the Notes” on page TS-16. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices do not include such fees, charges and other amounts, and take into consideration the levels at which our debt securities trade in the secondary market.

▪                  The estimated value of the notes will not be a prediction of the prices at which MLPF&S or its affiliates, or any of our affiliates or any other third parties may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any trading commissions, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

▪                  A trading market is not expected to develop for the notes. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Leveraged Index Return Notes®	TS-7

Leveraged Index Return Notes® Linked to the Worst Performing of the JPX-Nikkei Index 400 and the EURO STOXX 50® Index, due April , 2021

▪                  Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of companies included in the Indices), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪                  An index sponsor may adjust the relevant Index in a way that affects its level, and has no obligation to consider your interests.

▪                  You will have no rights of a holder of the securities represented by the Indices, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪                  While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in either Index, we, MLPF&S and our respective affiliates do not control any company included in either Index, and have not verified any disclosure made by any other company.

▪                  Your return on the notes may be affected by factors affecting the international securities markets, specifically markets in the countries represented by the Indices. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities in the Indices trade against the U.S. dollar which you would have received if you had owned the securities in the Indices during the term of your notes, although the levels of the Indices may be adversely affected by general exchange rate movements in the market.

▪                  There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is MLPF&S.  These potential conflicts of interest include the calculation agents’ roles in establishing the economic terms of the notes and determining the estimated value of the notes.  We have the right to appoint and remove the calculation agents.

▪                  The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Material U.S. Federal Income Tax Considerations” below and “Material U.S. Federal Income Tax Considerations” beginning on page PS-26 of product supplement EQUITY INDICES LIRN-1.

Additional Risk Factors

The notes are subject to the risks of each Index, not a basket composed of the Indices, and will be negatively affected if the level of either Index decreases from its Starting Value, even if the level of the other Index increases from its Starting Value. You are subject to the risks associated with each Index. The Redemption Amount will be determined only by reference to the Worst Performing Index, regardless of the performance of the other Index. The notes are not linked to a basket composed of the Indices, where the depreciation in the level of either Index could be offset to some extent by the appreciation in the level of the other Index.  In the case of the notes that we are offering, the individual performance of each Index will not be combined, and any depreciation in the level of either Index would not be offset by any appreciation in the level of the other Index.

You will not benefit in any way from the performance of the better performing Index. The return on the notes depends solely on the performance of the Worst Performing Index, and you will not benefit in any way from the performance of the better performing Index. The notes may underperform a similar investment in each of the Indices or a similar alternative investment linked to a basket composed of the Indices. In either such case, the performance of the better performing Index would be blended with the performance of the Worst Performing Index, resulting in a potentially better return than what you would receive on the notes.

Because the notes are linked to two indices, as opposed to only one, it is more likely that you will lose some or substantially all of your investment. By linking the notes to the worst performing of two indices, it is more likely that the level of one of the two indices decreases from its Starting Value to its Ending Value, and you will lose some or substantially all of your investment.

You will be subject to risks relating to the relationship between the Indices. Your return on the notes may benefit from a positive correlation, if any, between the Indices, in the sense that their levels tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the Indices will not exhibit this relationship. The less correlated the Indices, the more likely it is that the level of one of the Indices will decrease below its Starting Value over the term of the notes. You will lose some or substantially all of your principal if the Ending Value of one of the Indices is less than its Threshold Value and in such a case, the performance of the better performing Index would not be relevant to your return on the notes at maturity. It is impossible to predict what the relationship between the Indices will be over the term of the notes. The Indices represent different portions of the international equity markets, and they may not perform similarly over the term of the notes.

There are uncertainties regarding the JPNK400 because of its limited performance history. The JPNK400 was first published in January 2014. Accordingly, there is limited trading history available for the JPNK400 upon which you can evaluate its prior performance, and it may perform in unexpected ways.  Because the JPNK400’s past historical performance is limited, your investment in the notes may involve a greater risk than investing in securities linked to one or more indices with an established record of performance. A longer history of actual performance may be helpful in providing more reliable information on which to assess the validity of the methodology that the JPNK400 uses to select its components, as described below under “The Indices”. The historical levels of the JPNK400 should not be taken as an indication of its future performance, and no assurance can be given as to its closing level on any given date.

There is no assurance that the investment view implicit in the JPNK400 will be successful. The constituents of the JPNK400 will be selected from time to time during the term of the notes in the manner described in “The Indices—JPX-Nikkei Index 400—Standards for Listing and Maintenance.”  The criteria used for selecting the index stocks may not result in stocks that outperform Japanese stocks generally, or the stocks that may be included in other indices that track Japanese securities markets. Although the index stocks may satisfy the quantitative and qualitative criteria of the JPNK400 at the time they are selected, there can be no assurance that they will

Leveraged Index Return Notes®	TS-8

Leveraged Index Return Notes® Linked to the Worst Performing of the JPX-Nikkei Index 400 and the EURO STOXX 50® Index, due April , 2021

continue to do so thereafter, which may reduce the level of the JPNK400. There can be no assurance that the future performance of the JPNK400 will result in your receiving an amount greater than or equal to the principal amount of your notes.  The performance of the JPNK400 may be worse than the performance of the equity markets generally, and worse than the performance of specific sectors of the equity markets (including Japanese equities in particular), or other securities in which you may choose to invest.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES LIRN-1, a “Market Measure Business Day” means a day on which:

(A) each of the Tokyo Stock Exchange (as to the JPNK400) and Eurex (as to the SX5E) (or any successor to the foregoing exchanges) are open for trading; and

(B) each Index or any successors thereto are calculated and published.

Market Disruption Events and Other Events

A Market Disruption Event as to one Index will not impact the other Index.  As to either Index, if a Market Disruption Event occurs during the Maturity Valuation Period, its Final Value shall be determined as set forth on PS-18 of product supplement EQUITY INDICES LIRN-1.

Leveraged Index Return Notes®	TS-9

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The Indices

We have derived all information regarding the Indices contained in this document, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. This information reflects the policies of, and is subject to change by Japan Exchange Group, Inc. (“JPX”), Tokyo Stock Exchange, Inc. (“TSE,” and together with JPX, the “JPX Group”) and Nikkei Inc. (the “Nikkei”) with respect to the JPNK400 and STOXX Limited (“STOXX”) with respect to the SX5E (JPX, together with TSE, Nikkei and STOXX, the “index sponsors”). Each Index was developed by the relevant index sponsor and is calculated, maintained and published by the relevant index sponsor. We have not independently investigated the accuracy or completeness of this information. None of the index sponsors has any obligation to continue to publish, and may discontinue publication of, either Index. The consequences of any discontinuance of an Index are discussed in the section entitled “Description of LIRNs—Discontinuance of an Index” on page PS-20 of product supplement EQUITY INDICES LIRN-1. None of us, the calculation agents, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of either Index or any successor index.

The JPX-Nikkei Index 400

The JPNK400 is composed of stocks listed on the TSE’s First Section (large companies), Second Section (mid-size companies), Mothers (Market Of The High-growth and EmeRging Stocks – for startups) and JASDAQ market.  Stocks included in the JPNK400 are selected based on market capitalization, trading value, return on equity, and other factors, as described in more detail below.  The JPNK400 was first calculated and published on January 6, 2014.  The inception value of the JPNK400 was 10,000 on August 30, 2013 (the calculation base date). The index is calculated every one second during the trading hours of the TSE.

Ten main groups of companies constitute the JPNK400, with the approximate percentage of the market capitalization of the JPNK400 included in each group as of December 31, 2016 indicated in parentheses: Electric Appliances & Precision Instruments (15.02%) ; IT & Services (10.40%); Automobiles & Transportation Equipment (9.96%); Banks (8.38%); Raw Materials & Chemicals (7.66%); Financials (excluding banks) (6.52%); Transportation & Logistics (5.98%); Pharmaceutical (5.91%); Machinery (5.21%); Retail Trade (4.69%) and Others (20.27%).  As of that date, more than 395 of the securities included in the JPNK400 were listed on the TSE’s First Section.

The JPNK400 is calculated in both price return and total return versions and is calculated in yen. The notes are linked to the price return version of the JPNK400, which means (as noted above) that the Ending Value will not include any income generated by dividends paid on the stocks included in the JPNK400.

Additional information relating to the composition and calculation of the JPNK400 is available on its index sponsor’s website:  http://www.jpx.co.jp/english/markets/indices/jpx-nikkei400/. However, information included in that website shall not be deemed to be included or incorporated by reference in this document.

Standards for Listing and Maintenance

The index components are reviewed annually based on the selection criteria applied as of the final business day of June (the base selection date). The calculation of the JPNK400 using the new constituents will begin at the end of August.  The selection process and criteria are as follows:

(1)  1,000 stocks are selected based on their trading value over the past three years and the market value on the base selection date.  Stocks are excluded from selection if they fall under any of the following criteria:

•                  listed for less than three years;

•                  the company’s liabilities are in excess of its assets during any of the past three fiscal years;

•                  the company has an operating loss in each of the past three fiscal years;

•                  the company has a net loss in each of the past three fiscal years;

•                  the company’s financials have disclosed doubt regarding its ability to continue as a going concern;

•                  disclosure of insufficient financials controls;

•                  the stock has been designated as a security to be delisted or security on alert; or

•                  certain listing violations have occurred over the past year.

(2)  Each stock is scored by (a) three-year average return on equity (weighted 40%), (b) three-year cumulative operating profit (weighted 40%) and (c) market capitalization on the selection base date (weighted 20%), determined as follows:

Three-year average return on equity is calculated as follows:

Three-year cumulative operating profit is the sum of reported operating profit over the past three years.

The market capitalization of a stock is calculated based on the number of listed shares multiplied by its closing share price as of the annual selection base date.

(3)  400 stocks are selected by the final ranking with the scores calculated above in (2) and qualitative factors from the perspectives of corporate governance and disclosure.  These factors are applied as of the selection base date and include the appointment of at least

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two independent outside directors, releasing the most recent earnings report according to international financial reporting standards and the release of English language earnings information via TDnet.  The final score for each stock equals the sum of the score calculated above in (2) plus the score from the qualitative factors.  Stocks are ranked from highest to lowest based on their final scores, with the exception that stocks with negative three-year average return on equity and most recent return on equity are negative or that have negative three-year cumulative operating profit are moved to the bottom of the ranking.  In the event of a tie in final scores, the stock with the higher market capitalization is ranked higher.

Index Calculation

The JPNK400 is calculated using free-float adjusted market value weighting and is calculated to two decimal places.  The level of the JPNK400 equals the current total free float adjusted market value divided by the base market value.  The market value is the sum of the number of shares of each constituent stock multiplied by its stock price.  The base market value is adjusted to maintain continuity in the JPNK400 when the market value of constituents changes for non-market reasons.  The weight of each index component is capped at 1.5% of the JPNK400, and if any component exceeds that weight, it is adjusted downwards at the time of the annual review. In case of delisting of the components due to a merger, bankruptcy, or other corporate event, new stocks are not added until the next annual review.

The free-float adjustment market value is determined by excluding the estimated number of listed shares that are deemed not to be available for trading in the market, using publicly available documents. Among the shares that are not treated as available are, among others, shares held by specified types of major shareholders, and shares held by board members and other representatives. The free-float weights are reviewed annually for each index stock, with the announcement and effective date for each index constituent occurring on a quarterly basis, depending upon the relevant company’s earnings release schedule. In addition to this annual review, the index sponsor may also adjust a company’s free-float weight to reflect extraordinary events.

The index components can be updated from time to reflect, for example, the establishment of a new company as a result of a corporate consolidation, or the delisting of a company.  A variety of corporate events will result in the change of the number of shares used to calculate the index, including securities offerings, exercises of warrants and share dividends.

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The following graph shows the daily historical performance of the JPNK400 in the period from January 6, 2014 through April 3, 2017.  The Index was first published on January 6, 2014 and, accordingly, only limited historical information exists with respect to it.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 3, 2017, the closing level of the JPNK400 was 13,564.68.

Historical Performance of the JPX-Nikkei Index 400

This historical data on the JPNK400 is not necessarily indicative of the future performance of the JPNK400 or what the value of the notes may be.  Any historical upward or downward trend in the level of the JPNK400 during any period set forth above is not an indication that the level of the JPNK400 is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the JPNK400.

License Agreement

We expect to enter into an agreement with the index sponsor providing us with a non-exclusive license with the right to use the JPNK400 in exchange for a fee.  The JPNK400 is the intellectual property of its index sponsor.

The JPNK400 is a copyrighted material using a methodology independently developed and created by its index sponsor, and its index sponsor owns the copyrights and other intellectual property rights subsisting in the JPNK400 itself and the methodology used to calculate the JPNK400. Ownership of trademarks and any other intellectual property rights with respect to the markets to indicate the JPNK400 belong to its index sponsor. The notes are arranged, managed and sold exclusively at the risk of Barclays Bank PLC, and the index sponsor does not guarantee the notes and shall assume no obligation or responsibility with respect to the notes.

The index sponsor shall not be obligated to continuously publish the JPNK400 and shall not be liable for any errors, delays, or suspensions of the publication of the JPNK400. The index sponsor shall have the right to change the composition of the stocks included in the JPNK400, the calculation methodology of the JPNK400 or any other details of the JPNK400 and shall have the right to discontinue the publication of the JPNK400 at any time.

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The EURO STOXX 50® Index

The SX5E was created by STOXX, a wholly owned subsidiary of Deutsche Börse AG.  Publication of the SX5E began on February 26, 1998, based on an initial index value of 1,000 on December 31, 1991.  The SX5E is disseminated on the STOXX website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the SX5E.  Information contained in the STOXX website is not incorporated by reference in, and should not be considered a part of, this document, the prospectus supplement, the prospectus or any applicable pricing supplement.

Index Composition and Maintenance

The SX5E is composed of 50 component stocks of market sector leaders in terms of free-float market capitalization from within the 19 EURO STOXX® Supersector indices, which includes stocks selected from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The component stocks have a high degree of liquidity and represent the largest companies across all supersectors as defined by the Industry Classification Benchmark.

The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced on the first trading day in September.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  The composition of the SX5E is also reviewed monthly to ensure that component stocks still remain eligible for inclusion.  Any resulting changes from the monthly review are implemented on the close of the fifth trading day following the monthly review and are effective the next trading day.  Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the EURO STOXX® Index.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, bankruptcy, and price and share adjustments) that affect the index composition are immediately reviewed.  Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Index Calculation

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

Index =	free float market capitalization of the index
Divisor

The “free float market capitalization of the index” is equal to the sum of the products of the closing price, number of shares, free float factor and weighting cap factor for each component stock as of the time the SX5E is being calculated. The weighting cap factor limits the weight of each component stock within the SX5E to a maximum of 10%.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the index values across changes due to corporate actions.  The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Special cash dividend:

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution

Adjusted price = closing price – dividend announced by the company × (1 – withholding tax if applicable)

Divisor: decreases

(2) Split and reverse split:

Adjusted price = closing price × A / B

New number of shares = old number of shares × B / A

Divisor: unchanged

(3) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is greater than or equal to 100% (B / A > 1), the adjustment of the shares and weight factors are delayed until the new shares are listed.

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares × (A + B)/ A

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Divisor: increases

(4) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: unchanged	(5) Stock dividend (from treasury stock): Adjusted only if treated as extraordinary dividend. Adjusted close = close – close × B / (A + B) Divisor: decreases
(6) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(7) Return of capital and share consolidation:

Adjusted price = (closing price – capital return announced by company × (1-withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(8) Repurchase of shares / self-tender:

Adjusted price = ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(9) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares × ((A + B) × (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B / A))

New number of shares = old number of shares × ((A + C) × (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

(11) Addition / deletion of a company: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.	(12) Free float and shares changes: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

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The following graph shows the daily historical performance of the SX5E in the period from January 1, 2008 through April 3, 2017. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 3, 2017, the closing level of the SX5E was 3,472.94.

Historical Performance of the EURO STOXX 50® Index

This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be.  Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SX5E.

License Agreement

We have entered into a non-exclusive license agreement with the index sponsor whereby we, in exchange for a fee, are permitted to use the SX5E in connection with certain securities, including the notes.  We are not affiliated with the index sponsor; the only relationship between the index sponsor and us is any licensing of the use of the index sponsor’s indices and trademarks relating to them. The license agreement between the index sponsor and us provides that the following language must be set forth herein:

The index sponsor and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the notes.

The index sponsors and its Licensors do not:

▪                  Sponsor, endorse, sell or promote the notes.

▪                  Recommend that any person invest in the notes or any other securities.

▪                  Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

▪                  Have any responsibility or liability for the administration, management or marketing of the notes.

▪                  Consider the needs of the notes or the owners of the notes in determining, composing or calculating the SX5E or have any obligation to do so.

The index sponsor and its Licensors will not have any liability in connection with the notes. Specifically,

▪                  The index sponsor and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

▪                  The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E;

▪                  The accuracy or completeness of the SX5E and its data; and

▪                  The merchantability and the fitness for a particular purpose or use of the SX5E and its data.

The index sponsor and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data. Under no circumstances will the index sponsor or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if the index sponsor or its Licensors knows that they might occur. The licensing

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agreement between us and the index sponsor is solely for our respective benefit and not for the benefit of the owners of the notes or any other third parties.

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has advised us that, at its discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Indices and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S or our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Worst Performing Index.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date will be based on our internal funding rates.  Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, and estimated costs which we may incur in hedging our obligations under the notes.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to LIRNs” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-16 of product supplement EQUITY INDICES LIRN-1.

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Material U.S. Federal Income Tax Considerations

The material tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussions under “Material U.S. Federal Income Tax Considerations” beginning on page PS-26 of product supplement EQUITY INDICES LIRN-1, and “Material U.S. Federal Income Tax Consequences”, beginning on page S-111 of the Series A MTN prospectus supplement.  This section applies to you only if you are a U.S. holder (as defined in product supplement EQUITY INDICES LIRN-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement EQUITY INDICES LIRN-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled derivative contract with respect to the Indices.  If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your notes in the manner described above.  This opinion assumes that the description of the terms of the notes in this term sheet is materially correct.

As discussed further in product supplement EQUITY INDICES LIRN-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect.  Other alternative treatments for your notes may also be possible under current law.  For example, it is possible that the notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your notes are so treated, you would be required to accrue interest income over the term of your notes and you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your notes.  Any gain you recognize upon the sale or maturity of your notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your notes as well as other possible alternative characterizations, please see the discussion under “Material U.S. Federal Income Tax Considerations” in product supplement EQUITY INDICES LIRN-1 and “Material U.S. Federal Income Tax Consequences—Notes Treated as Prepaid Forward or Derivative Contracts” in the accompanying prospectus supplement.  For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors—Significant aspects of the U.S. federal income tax treatment of the LIRNs are uncertain” beginning on page PS-12 of product supplement EQUITY INDICES LIRN-1.  You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

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Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

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